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                                                                   EXHIBIT 24.3



                           INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-3 (Post-Effective Amendment No. 2 to Form SB-2) of Cytoclonal Pharmaceutics Inc. of our report, dated February 6, 1998, (with respect to Note K[2], April 13, 1998) on our audits of the financial statements of Cytoclonal Pharmaceutics Inc. as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 and for the period from September 11, 1991 (inception) through December 31, 1997, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
We also consent to the reference of our firm under the caption "Experts" included in the Prospectus.


RICHARD A. EISNER & COMPANY, LLP
---------------------------------
Richard A. Eisner & Company, LLP

New York, New York
September 25, 1998